Exhibit 23.4

Frost & Sullivan (Beijing) Inc., Shanghai Branch Co,

3601B-3602, The Center

989 Chang Le Road

Shanghai, 200031

People’s Republic of China

May 11th, 2009

PRIVATE & CONFIDENTIAL

To: Chemspec International Limited

3, Lane 1273, Tongpu Road

Shanghai 200333

People’s Republic of China

With a copies to:

Credit Suisse (HongKong) Limited

45/F Two Exchange Square

8 Connaught Place

Central, Hong Kong

Tel: (852) 2101-6000

Re:	Consent to References to Frost & Sullivan’s Report

Madam/Sirs:

We refer to your letter dated as of May 26, 2009 (the “Request Letter”). Terms used in this letter shall have the same meanings given to them in the Request Letter.

In connection with the Proposed IPO, we hereby consent to references to our name and to the Frost & Sullivan Report in the Registration Statement.

Yours faithfully,

For and on behalf of Frost & Sullivan

/s/ Neil Wang
Name:	Neil Wang
Title:	General Manager of Frost & Sullivan China